Exhibit 2.1
PLAN OF CONVERSION
OF
VOYAGER TECHNOLOGIES, INC., A DELAWARE CORPORATION,
INTO
VOYAGER TECHNOLOGIES, INC., A TEXAS CORPORATION
This PLAN OF CONVERSION (this “Plan”), dated as of June 18, 2026, is hereby adopted by Voyager Technologies, Inc., a Delaware corporation (the “Converting Entity”), in order to set forth the terms, conditions and procedures governing its conversion into, and continued existence as, Voyager Technologies, Inc., a Texas corporation (the “Converted Entity”), pursuant to Title 1, Chapter 10, Subchapter C of the Texas Business Organizations Code (the “TBOC”).
WHEREAS, the Board of Directors of the Converting Entity has approved this Plan and the conversion of the Converting Entity into the Converted Entity (the “Conversion”), has adopted such resolutions as required pursuant to the terms of the Delaware General Corporation Law (the “DGCL”), and has submitted and recommended this Plan and the Conversion for approval by the stockholders of the Converting Entity, and the stockholders of the Converting Entity have validly approved this Plan and the Conversion in accordance with the requirements of the DGCL and the certificate of incorporation of the Converting Entity (the “Delaware Charter”).
NOW, THEREFORE, the Converting Entity does hereby adopt this Plan, as set forth below:
1.    Plan of Conversion.
a.    The name of the Converting Entity is “Voyager Technologies, Inc.”, a Delaware corporation.
b.    The name of the Converted Entity is “Voyager Technologies, Inc.”, a Texas corporation.
c.    The Converting Entity is continuing its existence, without lapse or interruption, in the organizational form of a Texas for-profit corporation under the name “Voyager Technologies, Inc.”; that is, in the organizational form of the Converted Entity.
d.    The Converted Entity is to be a corporation and its jurisdiction of formation is the State of Texas.
e.    As of the Effective Time (as defined in Section 2), automatically by virtue of the Conversion and without any further action on the part of any person, (i)

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each share of Class A Common Stock (as such term is defined in the Delaware Charter, henceforth the “Delaware Class A Common Stock”) shall convert into one validly issued, fully paid and nonassessable share of Class A Common Stock (as such term is defined in the Texas Charter (as defined in Section 2), henceforth the “Texas Class A Common Stock”) and (ii) each share of Class B Common Stock (as such term is defined in the Delaware Charter, henceforth the “Delaware Class B Common Stock”) shall convert into one validly issued, fully paid and nonassessable share of Class B Common Stock (as such term is defined in the Texas Charter, henceforth the “Texas Class B Common Stock”). Any warrant, option, restricted stock unit, restricted stock, equity or equity-based award, or other right to acquire any, or of any instrument to convert into or based on the value of, Delaware Class A Common Stock, Delaware Class B Common Stock or other equity security of the Converting Entity shall from and after the Effective Time, be a warrant, option, restricted stock unit, restricted stock, equity or equity-based award or other right to acquire any, or of any instrument to convert into or based on the value of, the same amount of Texas Class A Common Stock, Texas Class B Common Stock or other equity security of the Converted Entity, respectively, and, if applicable, with the same exercise or purchase price per share. No shares of preferred stock are issued and outstanding as of the Effective Time.
f.    As of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of any person, each service provider letter or agreement, service provider benefit plan or agreement, incentive compensation (including any equity or cash plans) plan or agreement or other similar plan or agreement to which the Converting Entity is a party, or otherwise maintains, sponsors or contributes, shall continue to be a plan or agreement of the Converted Entity on the same terms and conditions and any references to the Converting Entity thereunder shall mean the Converted Entity on and after the Effective Time. To the extent that any such plan, letter or agreement provides for the issuance, or is otherwise based on the value, of Delaware Class A Common Stock, Delaware Class B Common Stock or other equity security of the Converting Entity, as of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of any person, such plan or agreement shall be deemed to provide for the issuance, or be based on the value, of Texas Class A Common Stock, Texas Class B Common Stock or other equity security of the Converted Entity, respectively.
g.    As the Converting Entity has no certificated shares, all of the issued and outstanding shares of Delaware Class A Common Stock and Delaware Class B Common Stock of the Converting Entity that are in uncertificated book-entry form shall automatically become the number and class of shares of the Converted Entity into which such shares of the Converting Entity have been converted as herein provided in accordance with the customary procedures of the Converting Entity’s transfer agent.

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h.    As of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of any person, each agreement to which the Converting Entity is a party, shall continue to be an agreement of the Converted Entity on the same terms and conditions and any references to the Converting Entity thereunder shall, on and after the Effective Time, mean the Converted Entity.
2.    Effective Time. The Conversion will be consummated under the TBOC by filing with the Secretary of State of the State of Texas (a) a Certificate of Conversion in the form required by the TBOC (the “Texas Certificate”) and executed in accordance with the relevant provisions of the TBOC and (b) a Certificate of Formation in the form attached hereto as Exhibit A (the “Texas Charter”). The time on which such Texas Certificate is accepted by the Texas Secretary of State shall be the “Effective Time”. Simultaneously with the filing of the Texas Certificate, Converting Entity is authorized and empowered to take any such actions as may be necessary or prudent in connection with the Conversion under the DGCL, including the filing of a Certificate of Conversion.
3.    Effects of the Conversion. The Conversion will have the effects set forth in the TBOC and, to the extent necessary, the DGCL, including without limitation the effects set forth in Section 1.c of this Plan. From and after the Effective Time, the Conversion shall, for all purposes of the laws of the State of Delaware, have the effects set forth in Section 266 of the DGCL and shall, for all purposes of the laws of the State of Texas, have the effects set forth in Title 1, Chapter 10 of the TBOC. The Converted Entity will be responsible for the payment of all of the Converting Entity’s fees and franchise taxes and will be responsible for all of its debts and liabilities.
4.    Governance of the Converted Entity. On and after the Effective Time, the affairs of the Converted Entity shall be governed in accordance with the TBOC and the Texas Charter, and the Bylaws of the Converted Entity in substantially the form attached hereto as Exhibit B. From and after the Effective Time, by virtue of the Conversion and without any further action on the part of any person, (i) the members of the Board of Directors of the Converting Entity as of immediately prior to the Effective Time shall continue as, and shall constitute, all of the members of the board of directors of the Converted Entity, with each director to serve until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal; (ii) each committee of the Board of Directors of the Converting Entity as of immediately prior to the Effective Time shall be, from and after the Effective Time, constituted as a committee of the board of directors of the Converted Entity on the same terms and with the same powers and authority as the applicable committee as of immediately prior to the Effective Time, and the members of each such committee as of immediately prior to the Effective Time shall continue as the members of each such committee of the Converted Entity, each to serve at the pleasure of the board of directors of the Converted Entity; and (iii) the officers of the Converting Entity as of immediately prior to the Effective Time shall continue as, and shall constitute, all of the officers of the Converted Entity, with each to serve until his or

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her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal.
7.    Foreign Qualifications of the Converted Entity. For the purpose of authorizing the Converted Entity to do business in any state, territory or dependency of the United States, including, but not limited to, Delaware, or of any foreign country in which it is necessary or expedient for the Converted Entity to transact business, the officers of the Converted Entity are hereby authorized and empowered to appoint and substitute all necessary agents or attorneys for service of process, to designate and to prepare, execute, and file, for and on behalf of the Converted Entity, all necessary certificates, reports, powers of attorney, and other instruments as may be required by the laws of such state, territory, dependency or foreign country to authorize the Converted Entity to transact business therein, and whenever it is expedient for the Converted Entity to cease doing business therein and withdraw therefrom, to revoke any appointment of agent or attorney for service of process, and to file such certificates, reports, revocation of appointment or surrender of authority as may be necessary to terminate the authority of the Converted Entity to do business in any such state, territory, dependency or foreign country, and all actions taken by the officers of the Converted Entity prior to the Effective Time in furtherance of this Section 7 shall be, and each of them hereby is, approved, ratified and confirmed in all respects as the proper acts and deeds of the Converted Entity.
8.    Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person or entity other than as expressly provided herein. It being understood that, notwithstanding anything to the contrary in this Plan, no provision of this Plan is intended to, or does, confer any rights or remedies on any current or former employee or other service provider of the Converting Entity (nor any other individual associated therewith) and none of such individuals shall be regarded for any purpose as a third party beneficiary to this Plan.
9.    Termination; Abandonment. At any time before the Effective Time, irrespective of whether approval of the Conversion by the requisite stockholders of the Converting Entity has occurred, this Plan may be terminated and the Conversion may be abandoned, or the consummation of the Conversion may be deferred if, in the opinion of the Board of Directors of the Converting Entity, such action would be in the best interests of the Converting Entity and its stockholders. In the event of termination of this Plan, this Plan shall become void and of no effect.
10.    Severability. Whenever possible, each term and provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any term or provision of this Plan is held to be prohibited by or invalid under applicable law or in any jurisdiction, such term or provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan. Upon the determination that any term or provision of this Plan is invalid, illegal or unenforceable, such term or provision shall be deemed amended in such jurisdiction, without further

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action on the part of any person or entity, to the limited extent necessary to render the same valid, legal or enforceable.
11.    Plan of Reorganization. It is intended that the Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any similar provision of state or local law). This Plan shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations promulgated under the Code.
[Signature Page Follows]

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IN WITNESS WHEREOF, Voyager Technologies, Inc., a Delaware corporation, has caused this Plan to be executed by its duly authorized representative as of the date first stated above.

VOYAGER TECHNOLOGIES, INC.

By:	/s/ Dylan Taylor
Name:	Dylan Taylor
Title:	Chief Executive Officer

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EXHIBIT A

TEXAS CHARTER
(attached)

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EXHIBIT B

BYLAWS
(attached)

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